UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Soliciting Material Pursuant to § 240.14a-12

NORTHLAND CABLE PROPERTIES EIGHT LIMITED PARTNERSHIP

(Name of Registrant as Specified in its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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NORTHLAND CABLE PROPERTIES EIGHT LIMITED PARTNERSHIP

101 Stewart Street, Suite 700

Seattle, Washington 98101

October 1, 2013

Dear Limited Partner:

Enclosed is a proxy statement on Schedule 14A accompanied by a proxy card in connection with a special meeting of the limited partners (the “Limited Partners”) of Northland Cable Properties Eight Limited Partnership, a Washington limited partnership (your “Partnership”), to be held on December 17, 2013. The special meeting, and any postponements or adjournments, will be held at 101 Stewart Street, Suite 700, Seattle, Washington 98101. Only Limited Partners of record as of September 15, 2013 will be entitled to notice of and to vote at the special meeting. The special meeting is called for the purpose of considering a proposal to amend (the “Amendment”) the Partnership Agreement (as amended, the “Partnership Agreement”) of Northland Cable Properties Eight Limited Partnership, to extend the term of your Partnership from December 31, 2013 to December 31, 2016.

Your Partnership’s principal financing was a credit facility with U.S. Bank National Association (“U.S. Bank”). On June 30, 2013, the Partnership’s term loan credit facility matured. On July 1, 2013, U.S. Bank was paid a final principal payment of $478,376 using the majority of cash on hand accumulated by the Partnership. Moving forward, the Partnership’s primary source of liquidity is expected to be cash flow generated from operations. The cash generated will be used for future operating costs, capital expenditures, working capital needs and cash distributions to the Limited Partners, which were restricted by the terms of the previous credit facility. Assuming the term of the Partnership is extended, the Partnership anticipates paying a cash distribution to the Limited Partners during the second half of 2014 through accumulated cash flow from operations. Even if the term of the Partnership is extended, the Partnership will continue to use its reasonable best efforts to secure one or more purchasers for its assets. Until such time as the Partnership’s assets are sold, the Partnership expects to make cash distributions periodically to the extent the General Partner determines that there is sufficient cash available for distributions.

Pursuant to the Partnership Agreement, the approval of the Limited Partners who own a majority of all outstanding units of limited partnership interest in the Partnership (“Units”) is required to approve the Amendment. As of September 15, 2013, 19,087 Units (originally offered at $500 per Unit) were issued and outstanding. We are providing the attached proxy statement in order to notify you of the background and terms of the Amendment and to solicit your vote approving the Amendment. If the Amendment is approved by the Limited Partners, the Amendment will become effective when Northland Communications Corporation (the “General Partner”) executes the Amendment and it is filed with the Secretary of State of the State of Washington.

The General Partner recommends that you vote to “APPROVE” the Amendment. The General Partner receives compensation and reimbursments in its role as the manager of the Partnership and as a result has conflicts of interest in recommending approval of the proposed Amendment. The General Partner and its affiliates collectively own no Units and therefore cannot vote on whether to approve the Amendment. Only Limited Partners of the Partnership not affiliated with the General Partner will determine whether the Amendment should be approved. The General Partner’s conflicts of interest are described in greater detail in the accompanying proxy statement. The General Partner urges you to read the full text of the proxy statement carefully before making your decision on the proposed Amendment. This proxy statement and the accompanying proxy card are first being mailed on or about October 1, 2013 to Limited Partners of record as of the close of business on September 15, 2013.

The proposed Amendment to the Partnership Agreement found in this proxy statement has not been approved or disapproved by the Securities and Exchange Commission. The Commission has not passed upon the fairness or merits of the proposed Amendment described in, nor upon the accuracy or adequacy of the information contained in, this proxy statement. Any representation to the contrary is unlawful.

Your participation is very important. Please review this proxy statement and return the enclosed proxy card in accordance with the instructions in this proxy statement.

Sincerely,

Northland Communications Corporation,

General Partner of Northland Cable Properties Eight

Limited Partnership

By:
Seattle, Washington		John S. Whetzell, CEO

October 1, 2013

NORTHLAND CABLE PROPERTIES EIGHT LIMITED PARTNERSHIP

101 Stewart Street, Suite 700

Seattle, Washington 98101

NOTICE OF SPECIAL MEETING OF LIMITED PARTNERS ON DECEMBER 17, 2013

October 1, 2013

This proxy statement is being furnished to the limited partners (the “Limited Partners”) of record as of the close of business on September 15, 2013 (the “Record Date”), of Northland Cable Properties Eight Limited Partnership, a Washington limited partnership (the “Partnership”), in connection with the solicitation of proxies of the Limited Partners to approve an amendment (the “Amendment”) to the Partnership’s Amended and Restated Agreement of Limited Partnership (as amended, the “Partnership Agreement”) to extend the term of the Partnership from December 31, 2013 to December 31, 2016. The proxies are for use at the special meeting of Limited Partners to be held on December 17, 2013 at 4:00 pm, local time, at the offices of the Partnership at 101 Stewart Street, Suite 700, Seattle, Washington 98101, and at any adjournment or postponement of the meeting. This proxy statement is first being mailed to Limited Partners on or about October 1, 2013.

The Partnership was formed on or about September 19, 1988. Under the original terms of the Partnership Agreement, the Partnership was to dissolve on December 31, 2010. At a Special Meeting of the Limited Partners on November 19, 2009, a majority in interest of the Limited Partners voted in favor of an amendment to the Partnership Agreement to extend the term of the Partnership until December 31, 2013.

Your Partnership’s principal financing was a credit facility with U.S. Bank National Association (“U.S. Bank”). On June 30, 2013, the Partnership’s term loan credit facility matured. On July 1, 2013, U.S. Bank was paid a final principal payment of $478,376 using the majority of cash on hand accumulated by the Partnership. Moving forward, the Partnership’s primary source of liquidity is expected to be cash flow generated from operations. The cash generated will be used for future operating costs, capital expenditures, working capital needs and cash distributions to the Limited Partners, which were previously restricted by the terms of the U.S. Bank credit facility. Assuming the term of the Partnership is extended, the Partnership anticipates paying a cash distribution to the Limited Partners during the second half of 2014 through accumulated cash flow from operations. Even if the term of the Partnership is extended, the Partnership will continue to use its reasonable best efforts to secure one or more purchasers for its assets. Until such time as the Partnership’s assets are sold, the Partnership expects to make cash distributions periodically to the extent the General Partner determines that there is sufficient cash available for distributions.

Pursuant to the Partnership Agreement, the approval of the Limited Partners who own a majority of all outstanding units of limited partnership interest in the Partnership (“Units”) is required to approve the Amendment. As of September 15, 2013, 19,087 Units (originally offered at $500 per Unit) were issued and outstanding. We are providing this proxy statement in order to notify you of the background and terms of the Amendment and to solicit your vote approving the Amendment.

To vote your Units, please refer to the instructions on the proxy card, or review the section entitled, “THE PROXY SOLICITATION—Proxy Procedures” beginning on page 5 of the proxy statement.

If the Amendment is approved by the Limited Partners, the Amendment will become effective when Northland Communications Corporation (the “General Partner”) executes the Amendment and records it with the Secretary of State of the State of Washington.

The General Partner recommends that you vote to “APPROVE” the Amendment. The General Partner recevies compensation and reimbursements in its role as the manager of the Partnership and as a result has conflicts of interest in recommending approval of the proposed Amendment. The General Partner and its affiliates own no Units and therefore cannot vote on whether to approve the Amendment. Only Limited Partners of the Partnership not affiliated with the General Partner will determine whether the Amendment should be approved. The General Partner’s conflicts of interest are described in greater detail in this proxy statement in the section entitled, “Conflicts of Interest”. The General Partner urges you to read the full text of the proxy statement carefully before making your decision on the proposed Amendment.

RISK FACTORS

There are risks associated with the Amendment. In addition, the General Partner may have interests that conflict with the interests of the Limited Partners. You should consider the following risks carefully:

Risks of the Amendment

Continuation of the Partnership; No Definite Time Frame Regarding Sale of Assets. The General Partner is proposing to extend the term of the Partnership until December 31, 2016. If the Amendment is approved, the Partnership will continue to operate in the ordinary course of business until the Partnership is dissolved. However, the General Partner will continue its efforts to find one or more buyers for the Partnership’s assets taking into consideration all relevant factors, including prevailing economic conditions, availability of favorable financing and tax considerations, with a view to achieving maximum capital appreciation for the Partnership. In particular, the General Partner considers the potential for appreciation in the value of its assets and the tax consequences to you on a sale of the assets. Despite this proposed extension of the term of the Partnership, the General Partner remains fully committed to selling the Partnership’s assets and winding up the Partnership as soon as possible, provided that a fair price for the assets can be secured. However, no assurance can be provided as to when the Partnership’s assets may be sold, or that the efforts to find one or more buyers for the Partnership’s assets will be successful.

Affiliates of the General Partner Will Continue to Receive Fees. The General Partner receives a fee for managing the Partnership equal to 5% of the gross revenues of the Partnership, excluding revenues from the sale of cable television systems or franchises. Management fees charged to operations by the General Partner were $199,085, $206,384, and $210,931 for 2010, 2011, and 2012, respectively.

The General Partner provides or causes to be provided certain centralized services to the Partnership and other affiliated entities. The General Partner is entitled to reimbursement from the Partnership for various expenses incurred by it or its affiliates on behalf of the Partnership allocable to its management of the Partnership, including travel expenses, lease payments, legal expenses, billing expenses, insurance, governmental fees and licenses, headquarters’ supplies and expenses, equipment and vehicle charges, operating salaries and expenses, administrative salaries and expenses, postage and office maintenance.

The amounts billed to the Partnership are based on costs incurred by the General Partner in rendering the services. The costs of certain services are charged directly to the Partnership, based upon the personnel time spent by the employees rendering the service. The cost of other services is allocated to the Partnership and affiliates based upon relative size and revenue. Management believes that the methods used to allocate costs to the Partnership are reasonable. Amounts charged to operations for these services were $222,033, $252,463, and $261,205 for 2010, 2011, and 2012, respectively.

The Partnership has entered into operating management agreements with certain affiliates managed by the General Partner. Under the terms of these agreements, the General Partner or an affiliate serves as the managing agent for certain cable television systems and is reimbursed for certain operating, programming, and administrative expenses. For 2010, 2011, and 2012, the Partnership’s results of operations include $44,290, $34,830 and $50,770 (net of payments received), respectively, under the terms of these agreements. Specifically, Northland Cable Services Corporation (“NCSC”), an affiliate of the General Partner, was formed to provide billing system support to cable systems owned and managed by the General Partner. In addition, NCSC provides technical support associated with the build out and upgrade of Northland affiliated cable systems as well as support for the Partnership’s high speed Internet and telephone services. In 2010, 2011, and 2012, the Partnership’s operations include $92,091, $84,534, and $101,772, respectively, for these services. Of this amount, $43,633, $30,216 and $35,753 were capitalized in 2010, 2011, and 2012, respectively, related to the build out and upgrade of cable systems. Cable Ad Concepts (“CAC”), a subsidiary of NCSC, manages local advertising sales as well as billing for commercial advertisements to be cablecast on certain of the Partnership‘s cable systems. CAC retains all the credit risks associated with the advertising activities and a net fixed percentage of the related revenues are remitted to the Partnership, which are recorded as net advertising revenues.

There is No Active Trading Market for Your Units. Although the Units are registered with the Securities and Exchange Commission (the “SEC”) there is limited trading in the Units. It may be difficult to find prospective buyers for your Units in the future, and you may find it difficult or impossible to liquidate your investment at a price that exceeds the amounts you paid for your Units or that you might receive on the dissolution and liquidation of the Partnership. If the Amendment is approved, you may not be able to exit from the Partnership until the Partnership’s dissolution commencing on or before December 31, 2016, or if this termination date is further extended, until such extended date. Although Units may be sold on the secondary market through such entities as the American Partnership Board, the price available on the secondary market may be lower than the per Unit amount that could be realized in connection with the potential sale of the Partnership’s assets in a negotiated transaction.

You May Be Required to Hold Your Units Indefinitely. The General Partner is proposing to extend the term of the Partnership until December 31, 2016. We do not know when the assets owned by your Partnership may be sold. Therefore, there may not be any way to liquidate your investment in the Partnership until the properties are sold and your Partnership is liquidated. However, Units may be sold on the secondary market through such entities as the American Partnership Board.

The Value of the Partnership’s Assets May Decline and Your Investment Will Continue to Be at Risk. Until its operating assets are sold, the Partnership will continue to bear the risks associated with the continued ownership and operation of its assets. The Partnership’s future success will depend upon many factors beyond the General Partner’s control, including competitive activity, the need for capital to the extent the Partnership’s cash from operations is insufficient to cover operating costs, capital expenditures and working capital needs, prevailing economic and market conditions and financial, business and other factors. These factors, and others, may cause the value of the operating assets and the Partnership to decline. There is no guarantee that the Partnership will be able to sell the operating assets at a higher price in the future than what it could obtain at the current expiration date of the Partnership.

Risks if the Amendment is Not Adopted

The Partnership Will Have Less Flexibility with Respect to the Sale of Its Assets. If the Amendment is not adopted, the Partnership’s term will expire on December 31, 2013. If the Partnership’s term expires on December 31, 2013, the Partnership will be required to wind up it affairs and, in accordance with applicable law, dispose of its assets under unfavorable selling conditions, not unlike a liquidation in a distressed sale. The General Partner is of the opinion that the Partnership’s negotiating leverage would be enhanced, and the net proceeds to the Partnership and the Limited Partners from a sale of its operating assets may be increased, if the Partnership has greater flexibility with respect to the timing of the sale of its operating assets to a third party. There can be no assurance, however, that the Partnership’s negotiating leverage or sales proceeds from the assets will in fact be enhanced, or that the net proceeds from a sale of the Partnership’s operating assets will be increased, by an extension of the Partnership’s term or that the Partnership will complete a sale of its operating assets.

You Are Likely to Recognize Gain On a Disposition of the Operating Assets, Including by Liquidation. Any sale, exchange or other disposition of any operating assets by the Partnership would likely result in the recognition of gain or loss by the Partnership equal to the difference between (i) the amount realized for the operating assets and (ii) the Partnership’s tax basis (which has been reduced because of prior years’ depreciation and amortization deductions) in the operating assets. The amount realized for the operating assets would be the selling price for the operating assets, less any expenses of sale, plus any liabilities assumed by the purchaser or liabilities subject to which the purchaser acquires the operating assets. Any taxable gain or loss will pass through to the partners of the Partnership. A Limited Partner also could recognize gain or loss on the liquidation of its interest in the Partnership to the extent of the difference between: (i) the cash distributed to the partner by the

Partnership; and (ii) the partner’s adjusted basis in his or her Partnership interest after adjustment for such partner’s share of any gain or loss from the Partnership. See “Material U.S. Federal Income Tax Consequences” below. Even if the Amendment is adopted, the tax consequences described in this paragraph would likely result on a disposition of any operating assets, including by liquidation. If the Amendment is adopted, the disposition of operating assets, and therefore the taxable events, may take place in a later taxable year than if the Amendment is not adopted. However, there is no guarantee that the tax consequences will be deferred if the Amendment is adopted.

Distributions from Your Partnership May Not Be Sufficient to Cover Current Tax Liabilities of the Partners. As noted above, if the operating assets are sold, the Partnership will recognize taxable income from the disposition of the operating assets equal to the difference between the proceeds, if any, and the Partnership’s basis in the operating assets. Depending on the purchase price and related sales costs, a partner’s tax liability could be greater than the funds, if any, they receive from the Partnership. Because the amount realized includes liabilities assumed by the purchaser of the operating assets, or liabilities that subject to which the purchaser takes the operating assets, there may be a significant tax liability in excess of the funds available on a sale. Any taxable income would be allocated to partners. A partner also could recognize gain or loss on the liquidation of his or her interest in the Partnership to the extent of the difference between: (i) the cash distributed to the partner by the Partnership; and (ii) the partner’s adjusted basis in his or her Partnership interest after adjustment for such partner’s share of any gain or loss from the Partnership. As noted above, the tax consequences of disposing of operating assets would likely result at some time regardless of whether the Amendment is adopted, but may result earlier if the Amendment is not adopted.

THE AMENDMENT

The Amendment amends and restates Article 7 of the Partnership Agreement in its entirety to reflect the following change:

“Term of the Partnership. The Partnership commenced as of the date of filing the original certificate of limited partnership of the Partnership and shall continue until the date of the first of the following events:

(a) December 31, 2016

(b) Dissolution, winding up and termination as provided in Article 16.”

Effectiveness

If approved by the Limited Partners, the Amendment will become effective when the General Partner executes the Amendment and files it with the Secretary of State of the State of Washington.

Reasons for the Amendment

Under the current terms of the Partnership Agreement, the term of the Partnership expires on December 31, 2013. As a result, the Partnership would be required by law to begin to wind-up its affairs and liquidate its assets. The General Partner believes that a liquidation may result in a sale of the Partnership’s assets under unfavorable conditions, not unlike a distressed sale. If the Partnership is forced to liquidate its assets, it may not be able to obtain a fair market price from a potential buyer that reflects the true value of the Partnership’s ongoing business. If the extension is approved, cash generated from operations will be used for future operating costs, capital expenditures, working capital needs and cash distributions to the Limited Partners, which were restricted by the terms of the Partnership’s previous credit facility. Assuming the term of the Partnership is extended, the Partnership anticipates paying a cash distribution to limited partners during the second half of 2014 through accumulated cash flow from operations. Even if the term of the Partnership is extended, the Partnership will continue to use its reasonable best efforts to secure one or more purchasers for its assets. An extension of the Partnership’s term would provide more time to conduct an orderly process to sell the Partnership’s assets. Until such time as the Partnership’s assets are sold, the Partnership expects to make cash distributions periodically to the extent the General Partner determines that there is sufficient cash available for distributions.

Alternatives to the Amendment

If the term of the Partnership were to expire on December 31, 2013, the General Partner would be required by law to begin to wind-up the Partnership’s affairs and liquidate its assets. Although the Partnership would continue to operate its business during the winding up process, its priority would be to sell the assets as expeditiously as possible. If the Partnership is forced to liquidate its assets under unfavorable conditions, it may result in a sale at a price that does not reflect the true value of the Partnership’s ongoing business. Also, although Units may be sold on the secondary market through such entities as the American Partnership Board, the price available on the secondary market may be lower than the per Unit amount that could be realized in connection with the potential sale of the Partnership’s assets in a negotiated transaction.

THE PROXY SOLICITATION

This proxy statement is being furnished in connection with the solicitation of proxies by the General Partner. The proxies are for use at the special meeting of Limited Partners to be held on December 17, 2013 at 4:00 pm, local time, at the offices of the Partnership at 101 Stewart Street, Suite 700, Seattle, Washington 98101, and at any adjournment or postponement of the meeting.

Limited partners are invited to attend the special meeting and are urged to submit a proxy even if they will be able to attend the special meeting. The approximate date of mailing this proxy statement and the accompanying proxy card is October 1, 2013.

Quorum; Vote Required for Approval

The General Partner, on behalf of the Partnership, is soliciting proxies from Limited Partners to approve the Amendment to the Partnership Agreement to extend the term of your Partnership from December 31, 2013 to December 31, 2016. If the Amendment is approved, the Amendment will become effective as soon as the General Partner executes the Amendment and files it with the Secretary of State of the State of Washington. If the Amendment is not approved, pursuant to the terms of the Partnership Agreement, the Partnership would be required to start a liquidation process on December 31, 2013, under unfavorable selling conditions. See “Risk Factors—Risks if the Amendment is Not Adopted.”

The presence in person or by proxy of holders of units of limited partnership interest (“Units”) representing a majority of the votes entitled to be cast at the special meeting constitutes a quorum for the transaction of business at the special meeting. Abstentions and non-broker votes are included in the calculation of the number of votes represented at a meeting for purposes of determining whether a quorum has been achieved.

The approval of the proposal relating to the Amendment that would extend the term of the Partnership requires the affirmative vote of the holders of a majority of the outstanding Units. A failure to submit a proxy card (or to vote in person at the special meeting), abstentions and broker non-votes will have the same effect as a vote to “Disapprove” the proposal.

The General Partner has conflicts of interest in recommending approval of the proposed Amendment. See “Conflicts of Interest.” The General Partner and its affiliates, which collectively own no Units in the Partnership and therefore cannot vote on whether to approve the Amendment. Only Limited Partners of the Partnership not affiliated with the General Partner will determine whether the Amendment should be approved.

Record Date

The Partnership has fixed September 15, 2013 as the Record Date for determining the Limited Partners entitled to vote on the Amendment. Only Limited Partners of record on the Record Date may execute and deliver a proxy card. Limited Partners will be entitled to one vote on each matter presented for approval at the special meeting for each unit of limited partnership held as of the close of business on the Record Date. This proxy statement is being furnished to the Limited Partners by the General Partner, whose principal executive offices are located at 101 Stewart Street, Suite 700, Seattle, Washington 98101 and whose telephone number is (206) 621-1351. The principal executive offices and telephone number of the Partnership are the same.

In addition to use of the mail, proxies may be solicited by telephone or personally by the General Partner and any of its directors, officers, partners and employees. The General Partner will not pay any additional compensation to any of these people for their services in this regard. The expenses of the solicitation will be borne by the Partnership.

Proxy Procedures

Limited Partners who desire to vote on the Amendment should do so by marking the appropriate box on the included proxy card and by signing, dating and delivering the proxy card by hand, mail, overnight courier or facsimile at the address or facsimile number set forth on the proxy card, all in accordance with the instructions contained herein and therein.

All proxy cards that are properly completed, signed and delivered to the Partnership and not properly revoked (See “Revocation of Instructions” below) prior to the special meeting, will be given effect in accordance with the specifications thereof. IF A PROXY CARD IS DELIVERED AND NEITHER THE “APPROVE,” THE “DISAPPROVE” NOR THE “ABSTAIN” BOX IS MARKED WITH RESPECT TO THE PROPOSAL, BUT THE PROXY CARD IS OTHERWISE PROPERLY COMPLETED AND SIGNED, THE LIMITED PARTNER WILL BE DEEMED TO HAVE GRANTED THE PROXIES NAMED IN THE PROXY CARD DISCRETIONARY AUTHORITY TO VOTE IN FAVOR OF THE PROPOSAL.

Proxy cards must be executed in exactly the same manner as the name(s) in which ownership of the limited partnership units is registered. If the limited partnership units to which a proxy card relates are held by two or more joint holders, all such holders should sign the proxy card. If a proxy card is signed by a trustee, partner, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary, agency or representative capacity, such person must so indicate when signing and submit with the proxy card evidence satisfactory to the Partnership of authority to execute the proxy card.

The execution and delivery of a proxy card will not affect a Limited Partner’s right to sell or transfer the Units. All proxy cards received by the Partnership prior to the special meeting will be effective notwithstanding a record transfer of such limited partnership units subsequent to the Record Date, unless the Limited Partner revokes such proxy card prior to the special meeting by following the procedures set forth under “Revocation of Instructions” below.

All questions as to the validity, form and eligibility (including time of receipt) regarding proxy procedures will be determined by the General Partner in its sole discretion, which determination will be conclusive and binding. The Partnership reserves the right to reject any or all proxy cards that are not in proper form. The Partnership also reserves the right to waive any defects, irregularities or conditions of delivery as to particular proxy cards. Unless waived, all such defects or irregularities in connection with the deliveries of proxy cards must be cured within such time as the General Partner determines. Neither the General Partner nor any of its affiliates or any other persons shall be under any duty to give any notification of any such defects, irregularities or waivers, nor shall any of them incur any liability for failure to give such notification. Deliveries of proxy cards will not be deemed to have been made until any irregularities or defects therein have been cured or waived. The interpretations of the terms and conditions of this solicitation by the General Partner shall be conclusive and binding.

Revocation of Instructions

Once you submit a signed proxy, you may change your vote only by (1) delivering to the General Partner before the special meeting either a signed notice of revocation or a signed proxy dated subsequent to the date of the proxy previously given, or (2) personally appearing at the special meeting and, prior to the commencement of the special meeting, delivering to the General Partner notice in writing that the proxy already given is being revoked. Attendance at the special meeting, by itself, will not revoke a proxy.

CONFLICTS OF INTEREST

The General Partner and its affiliates may have interests that conflict with the interests of the Limited Partners.

Affiliates of the General Partner Will Continue to Receive Fees.

The General Partner receives a fee for managing the Partnership equal to 5% of the gross revenues of the Partnership, excluding revenues from the sale of cable television systems or franchises. Management fees charged to operations by the General Partner were $199,085, $206,384, and $210,931 for 2010, 2011, and 2012, respectively. The General Partner provides or causes to be provided certain centralized services to the Partnership and other affiliated entities. The General Partner is entitled to reimbursement from the Partnership for various expenses incurred by it or its affiliates on behalf of the Partnership allocable to its management of the Partnership, including travel expenses, lease payments, legal expenses, billing expenses, insurance, governmental fees and licenses, headquarters’ supplies and expenses, equipment and vehicle charges, operating salaries and expenses, administrative salaries and expenses, postage and office maintenance. The amounts billed to the Partnership are based on costs incurred by the General Partner in rendering the services. The costs of certain services are charged directly to the Partnership, based upon the personnel time spent by the employees rendering the service. The cost of other services is allocated to the Partnership and affiliates based upon relative size and revenue. Management believes that the methods used to allocate costs to the Partnership are reasonable. Amounts charged to operations for these services were $222,033, $252,463, and $261,205 for 2010, 2011, and 2012, respectively. The Partnership has also entered into operating management agreements with certain affiliates managed by the General Partner. Under the terms of these agreements, the General Partner or an affiliate serves as the managing agent for certain cable television systems and is reimbursed for certain operating, programming, and administrative expenses. For 2010, 2011, and 2012, the Partnership’s results of operations include $44,290, $34,830 and $50,770 (net of payments received), respectively, under the terms of these agreements. Specifically, NCSC, an affiliate of the General Partner, was formed to provide billing system support to cable systems owned and managed by the General Partner. In addition, NCSC provides technical support associated with the build out and upgrade of Northland affiliated cable systems as well as support for the Partnership’s high speed Internet and telephone services. In 2010, 2011, and 2012, the Partnership’s operations include $92,091, $84,534, and $101,772, respectively, for these services. Of this amount, $43,633, $30,216 and $35,753 were capitalized in 2010, 2011, and 2012, respectively, related to the build out and upgrade of cable systems. CAC, a subsidiary of NCSC, manages local advertising sales as well as billing for commercial advertisements to be cablecast on certain of the Partnership’s cable systems. CAC retains all the credit risks associated with the advertising activities and a net fixed percentage of the related revenues are remitted to the Partnership, which are recorded as net advertising revenues.

The adoption of the Amendment and extension of the Partnership’s term will result in similar fees continuing to be paid for a longer period than would be the case if the term of the Partnership expired in 2013. Therefore, the interests of the General Partner and its affiliates in continuing the Partnership may be different than those of any Limited Partners who desire to have the Partnership earlier dissolved and liquidated.

NO APPRAISAL RIGHTS

Limited Partners are not entitled to dissenters’ appraisal rights und Washington law or the Partnership Agreement in connection with the Amendment.

INFORMATION ABOUT YOUR PARTNERSHIP

The Partnership is a Washington limited partnership consisting of one general partner and 796 Limited Partners holding 19,087 partnership units as of September 15, 2013. The Partnership was formed on September 21, 1988 and began operations in 1989. The Partnership serves the communities and surrounding areas of Aliceville, Alabama and Swainsboro, Georgia (the “Systems”). As of June 30, 2013, the total number of basic subscribers served by the Systems was 3,690. The Partnership’s properties are located in rural areas, which, to some extent, do not offer consistently acceptable off-air network signals. Management believes that this factor, combined with the existence of fewer entertainment alternatives than in large markets contributes to a larger proportion of the population subscribing to cable television (higher penetration). The Partnership has 11 franchises to operate the Systems. These franchises, which will expire at various dates through the year 2024, have been granted by state, local and county authorities in the areas in which the Systems operate. The General Partner was formed in March 1981 and is principally involved in the ownership and management of cable television systems. The General Partner is also the parent company of NCPI Holdco, Inc., which was formed in December, 2010, which in turn is the parent of Northland Cable Television, Inc., which was formed in October, 1985, and is the parent of Northland Cable Properties, Inc., which was formed in February, 1995, and is principally involved in direct ownership of cable television systems, and is the majority member and manager of Northland Cable Ventures, LLC. The General Partner is a subsidiary of Northland Telecommunications Corporation. Mr. John S. Whetzell is the Chief Executive Officer and a director of both Northland Telecommunications Corporation and the General Partner. Mr. Richard I. Clark is the Executive Vice President and a director of both Northland Telecommunications Corporation and the General Partner. Mr. Whetzell, in his capacity as Chief Executive Officer, exercises voting and investment control over the interest in the Partnership owned by the General Partner. Mr. Clark does not exercise voting and investment control over the interest in the Partnership owned by the General Partner.

Additional Information

The Partnership is subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, files reports and other information with the SEC relating to the business, financial condition and other matters of the Partnership. Such reports and other information may be inspected at the public reference facility maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of such material can also be obtained from the Public Reference Room of the SEC in Washington, D.C. at prescribed rates. The SEC also maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following summary of the material U.S. Federal income tax consequences is based upon current U.S. Federal tax law which is subject to change, possibly with retroactive effect. This summary is for general information only and does not address all aspects of U.S. Federal income taxation that may be relevant in the particular circumstances of each Limited Partner or to Limited Partners subject to special treatment under the Internal Revenue Code (the “Code”). In addition, this summary does not address any state, local or foreign tax consequences. There will be no Federal or state income tax consequences resulting solely from the approval of the Amendment. However, even if the Amendment is approved there is no assurance that the tax consequences discussed below will not occur in 2013 or a subsequent year. If the Partnership is required to wind-up its affairs and subsequently forced to sell its operating assets, the Partnership likely would recognize gain or loss, which would pass through to the partners of the Partnership.

Tax Consequences of Sale of Partnership Assets.

The description set forth below is a general description of the federal income tax consequences that a partner of the Partnership may incur as a result of a sale of any of the operating assets assuming that the applicable tax rates and tax laws remain unchanged from those currently in existence for the 2013 tax year. Each partner should consult with his or her own tax advisor to determine his or her particular tax consequences. A sale, exchange or other disposition of any operating asset by the Partnership would likely result in the recognition of gain or loss by the Partnership equal to the difference between (i) the amount realized for the operating asset and (ii) the Partnership’s tax basis (which has been reduced because of prior years’ depreciation and amortization deductions) in the operating asset. The amount realized for the operating assets would be the selling price for the operating assets, less any expenses of sale, plus any liabilities assumed by the purchaser of the operating assets or liabilities that the purchaser takes the operating assets subject to. In addition, the Partnership may recognize cancellation of indebtedness income to the extent it is unable to satisfy other Partnership indebtedness that is not assumed by the purchaser of the operating assets. Any taxable gain or loss and cancellation of indebtedness income will pass through to the partners of the Partnership.

Any gain or loss recognized as a result of the transfer of any operating assets may be characterized for taxation purposes as ordinary or capital, or a combination of both. To the extent that any part of an operating asset being sold consists of depreciable personal property under Code Section 1245 or amortizable intangible assets under Code Section 197, some or all of the gain on a transfer of such property may be treated as ordinary income. The top income tax bracket applicable to individuals and certain other noncorporate taxpayers is 39.6%. Some portion of any capital gain recognized on the operating assets may be considered “unrecaptured section 1250 gain” that is taxable at a maximum Federal individual rate of 25%. Generally, the unrecaptured section 1250 gain tax rate applies only to individuals and certain other noncorporate taxpayers. Gain in excess of any ordinary income and unrecaptured section 1250 gain generally will be taxed as Code Section 1231 gain, which may be taxed at capital gain rates (currently, the maximum capital gains tax rate applicable to individuals and certain other noncorporate taxpayers is 20%) depending upon your individual tax circumstances. Any loss from a disposition of the operating assets will be treated as a Code Section 1231 loss, and will be characterized as an ordinary loss or a reduction in a taxpayer’s net section 1231 gain, depending on the partner’s individual tax situation. Any cancellation of indebtedness income would be allocated separately to each partner, who would then have to determine the tax treatment of the income based on their individual tax situation. In general, cancellation of indebtedness income is treated as ordinary income. The rates set forth above are the Federal income tax rates that currently are in effect for 2013.

In addition to the income tax consequences discussed above, the gain could subject certain taxpayers to the 3.8% tax on net investment income under the health care reform law that became effective in 2013. The tax applies to certain individuals, estates and trusts. For purposes of this tax, net investment income includes income and gains from passive activities, as well as interest, dividends, capital gains from stock sales, annuities, royalties, rents, and similar income. Any gain resulting from a sale of the Partnership’s assets that is allocated to a limited partner will be considered investment income for this purpose. In general the tax is equal to 3.8% of the lesser of 1) the taxpayer’s net investment income for the year, or 2) the excess of the taxpayer’s modified adjusted gross income for the year over a threshold amount. Modified adjusted gross income is the taxpayer’s adjusted gross income plus certain amounts related to an individual’s foreign earned income exclusion. The threshold amount is $250,000 for taxpayers filing a joint income tax return, $125,000 for married individuals filing separate returns, and $200,000 for other individual taxpayers. The threshold amount for trusts and estates is the dollar amount at which the highest tax bracket of an estate or trust is reached ($11,950 for tax year 2013).

In addition, the gain from the sale of the Partnership’s assets could have an adverse impact on the deductibility of an individual taxpayer’s itemized deductions and personal exemptions. Beginning in 2013 an individual’s itemized deductions and personal exemption deductions can be reduced or eliminated, depending on their adjusted gross income. Gain from the sale of the Partnership’s assets will generally increase a taxpayer’s adjusted gross income. When adjusted gross income exceeds a threshold amount, both itemized deductions and personal exemption deductions can be reduced based on separate formulas that apply to each type of deduction. The threshold amounts are $300,000 for taxpayers filing a joint income tax return, $150,000 for married individuals filing separate returns, $275,000 for a taxpayer filing as head of household, and $250,000 for unmarried individuals.

The proceeds available for distribution to the partners of the Partnership in the event of a sale of the operating assets may be less than any tax liabilities resulting from such sale. Any taxable income would be allocated to partners. Accordingly, a Limited Partner may need to use funds from other sources to satisfy any such tax liabilities. Because the amount realized on a sale includes liabilities assumed by the purchaser of the operating assets, or liabilities that the purchaser takes the operating assets subject to, there may be a significant tax liability in excess of the funds available. In addition, the Partnership may also recognize taxable income due to cancellation of indebtedness, which also may create a significant risk of a tax liability in excess of the funds available. Any taxable income would be allocated to the partners. As noted above, the tax consequences of disposing of operating assets would likely result at some time regardless of whether the Amendment is adopted, but may result earlier if the Amendment is not adopted.

A partner also could recognize gain or loss on the liquidation of their interest in the Partnership to the extent of the difference between: (i) the cash distributed to the partner by the Partnership; and (ii) the partner’s adjusted basis in his or her Partnership interest after adjustment for such partner’s share of any gain or loss from the Partnership.

If a partner possesses suspended tax losses, tax credits, or other items of tax benefit (including passive activity loss carryovers from the Partnership or other investments), a partner may be able to use such items to reduce any tax liability that arises with respect to the sale of the operating assets, and the liquidation of the partner’s interest in the Partnership.

THE TAX CONSEQUENCES TO A PARTICULAR PARTNER ARE DEPENDENT IN PART ON FACTS THAT ARE UNIQUE TO EACH PARTNER. EACH PARTNER IS URGED TO CONSULT HIS OR HER TAX ADVISORS AS TO THE EXACT CONSEQUENCES TO HIM OR HER OF SUCH ACTIONS, INCLUDING THE APPLICATION OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Except as noted below, no person or entity was known by the General Partner to be the beneficial owner of more than 5% of the Units of the Partnership as of September 15, 2013.

Entity	Number of Units	Percent of Class
Northland Communications Corporation	See Note A	See Note A

Note A:	The General Partner has a 1% interest in the Partnership, which increases to a 20% interest in the Partnership at such time as the Limited Partners have received 100% of their aggregate cash contributions plus a preferred return, which has not yet occurred. The natural person who exercises voting and/or investment control over these interests is John S. Whetzell. The General Partner’s address is 101 Stewart Street, Suite 700, Seattle, Washington 98101.

PROXY CARD

NORTHLAND CABLE PROPERTIES EIGHT LIMITED PARTNERSHIP

The undersigned hereby acknowledges receipt of a proxy statement, notice of the special meeting, and an accompanying letter relating to the special meeting of limited partners of NORTHLAND CABLE PROPERTIES EIGHT LIMITED PARTNERSHIP (the “Partnership”), each dated October 1, 2013. The undersigned appoints John S. Whetzell and Richard I. Clark, or either of them, as proxies, each with full power to appoint his substitute. The undersigned represents that he or she holds of record as of September 15, 2013 the number of units of limited partnership interest in the Partnership set forth below and authorizes the proxies to represent and to vote, as designated below, all of such interest at the special meeting of limited partners to be held on December 17, 2013 and at any postponements or adjournments thereof.

This proxy is being solicited by the general partner of the Partnership.

PROPOSAL: Approval of Amendment to the Partnership Agreement to extend the term of Partnership until the 31st day of December, 2016.

APPROVE ☐	DISAPPROVE ☐	ABSTAIN ☐

This proxy will be voted as directed by the undersigned. If this proxy is executed and returned and no direction is indicated, the undersigned will be deemed to have granted the proxies named in this proxy card discretionary authority to vote to approve the above-referenced proposal.

When limited partner interests are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, give full title as such. A corporation should sign in full corporate name by its president or other authorized officer, and a partnership should sign in full partnership name by its authorized representative.

Number of $500 Units of Limited Partnership Interest Held:

Signature	Date

Signature if held jointly	Date

A fully completed, signed and dated proxy card should be sent by hand, by mail or by overnight courier to Northland Cable Properties Eight Limited Partnership, 101 Stewart Street, Suite 700, Seattle, Washington 98101, or by facsimile to (206) 748-5061